EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2017 Earnings Results

SCOTTSDALE, Ariz., March 08, 2018 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Highlights

For the quarter ended December 31, 2017:

  Net sales of $247.1 million
  Total billings of $242.7 million
  Net income of $5.9 million or $0.17 per diluted share
  EBITDA of $20.9 million, with an EBITDA margin of 8.4%
  Adjusted EBITDA of $25.1 million, with an Adjusted EBITDA margin of 10.2%

For the full year 2017:

  Net sales of $930.3 million
  Total billings of $941.6 million
  Net income of $43.7 million or $1.25 per diluted share
  EBITDA of $89.9 million, with an EBITDA margin of 9.7%
  Adjusted EBITDA of $101.5 million, with an Adjusted EBITDA margin of 10.9%

KPIs		Q4'17	Q4'16	FY‘17	FY‘16
	Sets[1]	669	541	2,736	2,154
	Estimated megawatts²	1,726	1,234	6,602	4,920
	Dedicated manufacturing lines³	48	44	48	44
	Manufacturing lines installed⁴	41	33	41	33
	Manufacturing lines in startup⁵	9	3	9	3
	Manufacturing lines in transition⁶	-	3	-	3
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements. Includes seven lines for GE Wind that were not renewed after December 31, 2017.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We finished our second year as a public company very strong, delivering another solid quarter along with record results for 2017,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We continue to execute on our strategy to grow globally, diversify among our customer base and across geographies, and expand profitability. Today we have up to $4.6 billion of potential revenue under long-term contracts covering 41 molds and a strong and diverse global pipeline of opportunities to support our growth targets.  While 2018 will be a year of significant investment as we transition 14 existing manufacturing lines to larger blade models and start up 12 new lines, we estimate top line growth of approximately 10%. We believe our planned investments this year will position us for revenue growth in 2019 of approximately 35% and enable us to meet our three year revenue CAGR of between 20% and 25%.

“From a business development standpoint, during 2017 we signed multiyear supply agreements for five new manufacturing lines, representing total contract revenue of up to $850 million, plus options for additional lines with Vestas, Siemens Gamesa and a new customer, Senvion, and announced a new manufacturing hub in Matamoros, Mexico.  We remain very confident in our ability to convert our prioritized pipeline of 24 manufacturing lines over the next 24 months and in fact we are in active negotiations for a number of lines with the expectation of closing them in the next 1 to 2 months.

“Finally, TPI continues to demonstrate additional commercial capabilities for our advanced composites expertise as we have grown our footprint in the transportation business with our expanded relationship with Proterra, a leading supplier of zero-emission buses. Additionally, today we announced that we entered into an agreement with Navistar, Inc. to design and develop a Class 8 truck comprised of a composite tractor and frame rails. This collaborative development project is being entered into in connection with Navistar’s recent award under the U.S. Department of Energy’s Super Truck II investment program, which is designed to promote freight efficiency in commercial vehicles.

“We remain focused on our commitment to grow our wind business, improve our operational effectiveness, drive improved profitability and continue to drive down the levelized cost of energy while continuing to develop and explore additional opportunities in other strategic markets,” concluded Mr. Lockard.

Fourth Quarter 2017 Financial Results
Net sales for the quarter increased by $61.6 million or 33.2% to $247.1 million compared to $185.6 million in the same period in 2016. Net sales of wind blades were $236.2 million for the quarter as compared to $164.8 million in the same period in 2016. The increase was primarily driven by a 38% increase in the number of wind blades delivered during the quarter as compared to the same period in 2016, primarily from our Turkey, Mexico and China plants. This was partially offset by a decline in the average sales prices of the same blade models delivered in both periods as a result of geographic mix and savings in raw material costs, a portion of which we share with our customers. Total billings for the quarter increased by $45.1 million or 22.8% to $242.7 million compared to $197.6 million in the same period in 2016. The favorable impact of the currency movements on consolidated net sales and total billings were both 2.5% for the quarter.

Total cost of goods sold for the quarter was $219.9 million and included aggregate costs of $11.6 million primarily related to startup costs in our new plants in Mexico and Turkey. This compares to total cost of goods sold of $166.5 million for the same period in 2016, including aggregate costs of $6.7 million related to startup costs in our new plants in Mexico and Turkey. Cost of goods sold as a percentage of net sales of wind blades decreased by four percentage points during the quarter as compared to the same period in 2016, driven by improved operating efficiencies and the impact of savings in raw material costs, partially offset by the increase in startup and transition costs and foreign currency fluctuations. The unfavorable impact of the currency movements on consolidated cost of goods sold was 1.8% for the quarter.

General and administrative expenses for the three months ended December 31, 2017 totaled $12.0 million as compared to $9.7 million for the same period in 2016. As a percentage of net sales, general and administrative expenses were 4.9% for the three months ended December 31, 2017, down from 5.2% in the same period in 2016. The increase in expenses was primarily driven by additional costs incurred related to the adoption of the new revenue recognition accounting standard, our work related to the Sarbanes-Oxley Act and increased personnel costs from filling our key global positions to support our growth and diversification strategy.

Net income for the quarter was $5.9 million as compared to a net loss of $2.3 million in the same period in 2016. This increase was primarily due to the improved operating results discussed above and the write-off of debt issuance costs related to the refinancing of our previous credit facility in the fourth quarter of 2016. Diluted earnings per share was $0.17 for the quarter, compared to a loss of $0.07 per share for the same period in 2016.

EBITDA for the quarter increased to $20.9 million, compared to $12.5 million during the same period in 2016. The EBITDA margin increased to 8.4% compared to 6.7% in the 2016 period. Adjusted EBITDA for the quarter increased to $25.1 million compared to $14.3 million during the same period in 2016. The Adjusted EBITDA margin increased to 10.2% compared to 7.7% during the same period in 2016.

Capital expenditures were $9.5 million for the quarter compared to $11.6 million during the same period in 2016. Current year capital expenditures were primarily related to new facilities and expansion or improvements at existing facilities and costs to enhance our information technology systems.

We ended the quarter with $148.1 million of cash and cash equivalents and net cash was $24.6 million as compared to net debt of $6.4 million as of December 31, 2016.

2018 Outlook
For 2018, the Company is providing the following:

  Total billings and net sales under ASC 606 of between $1.0 billion and $1.05 billion
  Adjusted EBITDA of between $75 million and $80 million under ASC 606
  Fully diluted earnings per share of between $0.38 and $0.42 under ASC 606
  Sets delivered of between 2,500 and 2,550
  Average sales price per blade of between $125,000 and $130,000
  Estimated megawatts of sets delivered to be between 6,950 and 7,100
  Dedicated manufacturing lines under long-term agreements at year end to be between 51 and 55
  Manufacturing lines installed at year end to be 47
  Manufacturing lines in transition during the year to be 14
  Manufacturing lines in startup during the year to be 12
  Startup and transition cost of between $58 million and $62 million
  Capital expenditures to be between $85 million and $90 million (approx. 85% growth related)
  Effective tax rate to be between 40% and 42%
  Depreciation and amortization of between $30 million and $35 million
  Interest expense of between $11.5 million and $12.5 million
  Share-based compensation expense of between $10 million and $11 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Thursday, March 8, 2018 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13676373. The replay will be available until March 15, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net cash/debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016

Net sales	$247,139	$185,574	$930,281	$754,877
Cost of sales	208,285	159,849	776,944	659,745
Startup and transition costs	11,577	6,678	40,628	18,127
Total cost of goods sold	219,862	166,527	817,572	677,872
Gross profit	27,277	19,047	112,709	77,005
General and administrative expenses	12,000	9,738	40,373	33,892
Income from operations	15,277	9,309	72,336	43,113
Other income (expense):
Interest income	17	268	95	344
Interest expense	(3,166)	(4,905)	(12,381)	(17,614)
Loss on extinguishment of debt	-	(4,487)	-	(4,487)
Realized loss on foreign currency remeasurement	(1,896)	(57)	(4,471)	(757)
Miscellaneous income	223	46	1,191	238
Total other expense	(4,822)	(9,135)	(15,566)	(22,276)
Income before income taxes	10,455	174	56,770	20,837
Income tax provision	(4,566)	(2,430)	(13,080)	(6,995)
Net income (loss)	5,889	(2,256)	43,690	13,842
Net income attributable to preferred stockholders	-	-	-	5,471
Net income (loss) attributable to common stockholders	$5,889	$(2,256)	$43,690	$8,371

Weighted-average common shares outstanding:
Basic	34,008	33,737	33,844	17,530
Diluted	35,198	33,737	34,862	17,616
Net income (loss) per common share:
Basic	$0.17	$(0.07)	$1.29	$0.48
Diluted	$0.17	$(0.07)	$1.25	$0.48

Non-GAAP Measures:
Total billings	$242,732	$197,645	$941,565	$764,424
EBITDA	$20,860	$12,492	$89,934	$55,491
Adjusted EBITDA	$25,086	$14,334	$101,529	$66,150

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2017	2016
Current assets:
Cash and cash equivalents	$148,113	$119,066
Restricted cash	3,849	2,259
Accounts receivable	121,576	67,842
Inventories	67,064	53,095
Inventories held for customer orders	64,858	52,308
Prepaid expenses and other current assets	27,507	30,657
Total current assets	432,967	325,227
Noncurrent assets:
Property, plant, and equipment, net	123,480	91,166
Other noncurrent assets	17,087	20,813
Total assets	$573,534	$437,206

Current liabilities:
Accounts payable and accrued expenses	$166,743	$112,281
Accrued warranty	29,163	19,912
Deferred revenue	81,048	69,568
Customer deposits and customer advances	10,134	1,390
Current maturities of long-term debt	35,506	33,403
Total current liabilities	322,594	236,554
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	85,879	89,752
Other noncurrent liabilities	4,444	4,393
Total liabilities	412,917	330,699
Total stockholders' equity	160,617	106,507
Total liabilities and stockholders' equity	$573,534	$437,206

Non-GAAP Measure (unaudited):
Net cash (debt)	$24,557	$(6,379)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2016	2017	2016

Net cash provided by operating activities	$31,140	$25,865	$82,663	$53,841
Net cash used in investing activities	(8,666)	(11,590)	(43,978)	(30,507)
Net cash provided by (used in) financing activities	(13,456)	(1,041)	(9,973)	51,330
Impact of foreign exchange rates on cash and cash
equivalents	30	(970)	335	(1,515)
Cash and cash equivalents, beginning of period	139,065	106,802	119,066	45,917
Cash and cash equivalents, end of year	$148,113	$119,066	$148,113	$119,066

Non-GAAP Measure (unaudited):
Free cash flow	$21,624	$14,275	$37,835	$23,334

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2016	2017	2016
Net sales	$247,139	$185,574	$930,281	$754,877
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(87,294)	(61,949)	(69,568)	(65,520)
Blade-related deferred revenue at end of period (1)	81,048	69,568	81,048	69,568
Foreign exchange impact (2)	1,839	4,452	(196)	5,499
Change in deferred revenue	(4,407)	12,071	11,284	9,547
Total billings	$242,732	$197,645	$941,565	$764,424

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2016	2017	2016

Net income (loss)	$5,889	$(2,256)	$43,690	$13,842
Adjustments:
Depreciation and amortization	7,256	3,194	20,878	12,897
Interest expense (net of interest income)	3,149	4,637	12,286	17,270
Loss on extinguishment of debt	-	4,487	-	4,487
Income tax provision	4,566	2,430	13,080	6,995
EBITDA	20,860	12,492	89,934	55,491
Share-based compensation expense	2,330	1,785	7,124	9,902
Realized loss on foreign currency remeasurement	1,896	57	4,471	757
Adjusted EBITDA	$25,086	$14,334	$101,529	$66,150

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$31,140	$25,865	$82,663	$53,841
Capital expenditures	(9,516)	(11,590)	(44,828)	(30,507)
Free cash flow	$21,624	$14,275	$37,835	$23,334

Net debt is reconciled as follows:	December 31,
(in thousands)	2017	2016
Total debt, net of debt issuance costs	$121,385	$123,155
Add debt issuance costs	2,171	2,290
Less cash and cash equivalents	(148,113)	(119,066)
Net cash (debt)	$24,557	$(6,379)

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2017	2016	2017	2016
Blade-related deferred revenue at beginning of period	$87,294	$61,949	$69,568	$65,520
Non-blade related deferred revenue at beginning of period	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$87,294	$61,949	$69,568	$65,520

Blade-related deferred revenue at end of period	$81,048	$69,568	$81,048	$69,568
Non-blade related deferred revenue at end of period	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$81,048	$69,568	$81,048	$69,568

(2) Represents the effect of the difference between the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.